UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional materials

☐	Soliciting Material Pursuant to §240.14a-12

BENITEC BIOPHARMA INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

3940 Trust Way

Hayward, California 94545

2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER  , 2024

     , 2024

Dear Stockholders:

You are cordially invited to the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Benitec Biopharma Inc. This year’s Annual Meeting will be conducted exclusively via the Internet at a virtual audio web conference at www.       on December  , 2024, beginning at  , Pacific Time. You will be able to attend the Annual Meeting, vote and submit questions during the Annual Meeting by visiting the Annual Meeting website. We believe that a virtual stockholder meeting provides greater access to those who may want to attend and therefore have chosen this over an in-person meeting.

The Notice of Annual Meeting of Stockholders and Proxy Statement describing the matters to be acted upon at the Annual Meeting are contained in the following pages. Stockholders also are entitled to vote on any other matters that properly come before the Annual Meeting.

Your vote is important. Enclosed is a proxy that will entitle you to vote your shares on the matters to be considered at the Annual Meeting, even if you are unable to attend the virtual meeting online. Regardless of the number of shares you own, please be sure you are represented at the Annual Meeting either by attending virtually, voting on the Internet or by telephone or returning a signed proxy card as soon as possible.

On behalf of Benitec Biopharma Inc., I thank you for your ongoing interest and investment in our company.

Sincerely,

Dr. Jerel Banks

Chief Executive Officer and Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER , 2024

The Annual Meeting of Stockholders (“Annual Meeting” or “2024 Annual Meeting”) of Benitec Biopharma Inc. will be held virtually on December  , 2024, beginning at   , Pacific Time. The Annual Meeting can be accessed by visiting www.      , where you will be able to listen to the meeting live, submit questions, and vote online for the following purposes:

1.	Election of Directors. The election of two Class II directors to hold office until our 2027 Annual Meeting of Stockholders or until their successors are elected and qualified.

2.	Ratification of Appointment of Independent Accounting Firm. Ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2025.

3.	Say-on-Pay Vote. A non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in the attached proxy statement.

4.

Approval of Preferred Stock. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to authorize 5,000,000 shares of preferred stock, par value $0.0001 per share, and to make a corresponding change to the number of authorized shares of capital stock.

5.	Other Matters. The transaction of such other business as may lawfully come before the Annual Meeting or any adjournment(s) thereof.

Pursuant to the Company’s Amended and Restated Bylaws, the Board of Directors has fixed the close of business on     , 2024 as the record date for determination of the stockholders entitled to vote at the Annual Meeting and any adjournments thereof. You can ensure that your shares are voted at the Annual Meeting by voting via the Internet or by completing, signing and returning the enclosed proxy card. If you do attend the Annual Meeting virtually, you may then withdraw your proxy and vote your shares during the virtual meeting. In any event, you may revoke your proxy prior to the Annual Meeting. Shares represented by proxies that are returned properly signed but unmarked will be voted in favor of the proposals made by the Company.

Beginning on or about     , 2024, we will send to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet, how to vote your shares and how to attend the Annual Meeting virtually. You may elect to receive future notices, proxy materials and annual reports electronically by following the instructions in this Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND OUR ANNUAL MEETING VIRTUALLY, PLEASE VOTE VIA THE INTERNET, BY TELEPHONE, OR SIGN AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT OUR ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS.

By Order of the Board of Directors,

Dr. Jerel Banks
Chief Executive Officer

Hayward, California

    , 2024

Important Notice Regarding Availability of Proxy Materials for the 2024 Annual Meeting of

Stockholders to be held on     , 2024

Our Proxy Statement, Annual Report on Form 10-K, as amended, and proxy card are available on the Internet at www.     and at the “SEC Filings” section under the “For Investors” tab on our corporate website at www.benitec.com.

2024 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

i

Page

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	25
Required Vote	25

AUDIT COMMITTEE REPORT	27

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION	28

PROPOSAL 4—APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF UP TO 5,000,000 SHARES OF PREFERRED STOCK	29

ANNUAL REPORT TO STOCKHOLDERS	31

OTHER MATTERS	31

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS	31

Appendix A—Amendment if Proposal 4 is approved by the Stockholders at the Annual Meeting	A-1

ii

3940 Trust Way

Hayward, California 94545

2024 ANNUAL MEETING PROXY STATEMENT

We are making these proxy materials available to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Benitec Biopharma Inc. for the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on December  , 2024 at    , Pacific Time, and for any adjournment or postponement of the Annual Meeting. The Annual Meeting can be accessed by visiting www.    , where you will be able to listen to the meeting live, submit questions, and vote online. The mailing of the Notice of Internet Availability of Proxy Materials and the Proxy Statement and Annual Report will commence on or about     , 2024.

Electronic copies of this Proxy Statement and the Annual Report for the year ended June 30, 2024 are available at www.    and on the Internet through the Securities and Exchange Commission’s electronic data system called EDGAR at www.sec.gov or through the “For Investors” section of our website at www.benitec.com.

In this Proxy Statement, “we,” “us,” “our,” “Benitec” and the “Company” refer to Benitec Biopharma Inc., a Delaware corporation, and its subsidiaries.

This Proxy Statement is being made available to you because you own shares of our common stock, par value $0.0001 per share, as of the Record Date, which entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the virtual Annual Meeting. This Proxy Statement describes the matters we would like you to vote on and provides information on those matters.

INFORMATION CONCERNING SOLICITATION AND VOTING

Attendance and Record Date

Only holders of record of our common stock at the close of business on     , 2024 (the “Record Date”) are entitled to notice of our Annual Meeting and to vote at our Annual Meeting. As of the Record Date, we had     shares of our common stock issued and outstanding.

Impact of Pre-Funded Warrants

The total number of shares of our common stock issued and outstanding as of the Record Date excludes unexercised pre-funded warrants outstanding as of     2024 to purchase up to      shares of our common stock (the “Pre-Funded Warrants”). Due to the nominal exercise price of the Pre-Funded Warrants, we expect the Pre-Funded Warrants to be exercised eventually, subject to beneficial ownership limitations contained in such warrants. Until the Pre-Funded Warrants are exercised, the holders of the warrants are not entitled to any voting rights with respect to the underlying shares of common stock.

Voting and Solicitation

Each share of our common stock is entitled to one vote on all matters presented at our Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

Shares of common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed unrevoked proxies will be voted: (i) FOR the election of the two director nominees named in this Proxy Statement as Class II directors (“Proposal 1”); (ii) FOR the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2025 (“Proposal 2”); (iii) FOR the approval of the non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (“Proposal 3”); and (iv) FOR the approval of the authorization of preferred stock (“Proposal 4”). No other business is expected to come before stockholders at our Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed proxy card will vote such proxy in accordance with their best judgement (including the recommendation of our Board).

Directors, officers, agents and employees and the Company may communicate with stockholders, banks, brokerage houses and others by mail, telephone, e-mail, in person or otherwise to solicit proxies. We may hire a proxy solicitation firm at standard industry rates to assist in the solicitation of proxies. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other like parties forward the soliciting materials to the underlying beneficial owners of our common stock. We will reimburse reasonable charges and expenses in doing so.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our Secretary, at or before the taking of the vote at our Annual Meeting, a written notice of revocation or a duly executed proxy bearing a later date or by attending our Annual Meeting and voting at such meeting. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the stockholder’s instructions indicated on the proxy card.

Quorum and Voting Requirements

Quorum. The required quorum for the transaction of business at our Annual Meeting is the holders of a majority of shares of common stock issued and outstanding on the Record Date and entitled to vote at our Annual Meeting, present in person, by remote communication, or by proxy. Shares that are voted “FOR” or “AGAINST” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at our Annual Meeting with respect to such matter. Abstentions and broker non-votes will also count toward the presence of a quorum. An abstention is the voluntary act of not voting by a stockholder who is present at a meeting in person or by proxy and entitled to vote. Below is a discussion of the effect of abstentions and broker non-votes on the results of each proposal.

Voting Requirements to Approve Proposals. The election of our Class II directors pursuant to Proposal 1 will be by a “plurality” of the shares voted (meaning that the nominees with the largest number of votes are elected), up to the maximum number of directors to be chosen (in this case, two directors). “Withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the results of Proposal 1. The approval of Proposal 2, the ratification of Baker Tilly LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2025 and Proposal 3, the Say-on-Pay Vote, each require the affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting (meaning that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “FOR” Proposals 2 and 3, for such proposal to be approved). Abstentions will have the same effect as a vote “AGAINST” Proposal 2 and Proposal 3, and broker non-votes will have no effect on the results of Proposals 2 and 3. As discussed below, because brokers will have discretionary voting authority with respect to Proposal 2, we do not expect any broker non-votes with respect to this proposal. The approval of the authorization of preferred stock requires the affirmative vote of a majority of our outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposal 4.

How to Vote

If you are a registered holder, meaning that you hold our stock directly rather than through a broker, bank, or other nominee, you may vote online at the Annual Meeting, by telephone or electronically through the Internet by following the instructions included on your Notice of Internet Availability of Proxy Materials or proxy card, or by completing, dating, signing and promptly returning your proxy card. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, and, in the case of the election of the Class II directors, as a vote “for” the election of the nominees presented by the Board.

In order to vote via the virtual meeting website, any registered holder of our common stock may attend the Annual Meeting by visiting www.     where stockholders may vote and submit questions during the meeting. Please have your 16-digit control number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.    .

If your shares are held through a bank, broker or other nominee (in “street name”), you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee. You may also vote by completing, dating, signing and promptly returning the voting instruction form sent by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote online at the Annual Meeting. If you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange rules grant your broker discretionary authority to vote on “routine” proposals. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.” For the Annual Meeting, Proposal 1, Proposal 3, and Proposal 4 are not considered “routine” proposals, and Proposal 2 is considered a “routine” proposal.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

Information about the Virtual Meeting

The virtual Annual Meeting is accessible on any internet-connected device and stockholders will be able to submit questions and comments and to vote online during the meeting. We believe these benefits of a virtual meeting are in the best interests of our stockholders. In the event of a technical malfunction or other problem that disrupts the Annual Meeting, the Company may adjourn, recess, or expedite the Annual Meeting, or take such other action that the Company deems appropriate considering the circumstances. If you encounter any difficulties accessing the virtual meeting during the meeting, a toll-free number will be available to assist.

You may virtually attend the Annual Meeting by visiting www.    , where stockholders may vote and submit questions during the meeting. Please have your 16-Digit Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.    .

Only holders of our common stock at the close of business on     , 2024, the Record Date, will be permitted to ask questions during the Annual Meeting. If you wish to submit a question, on the day of the Annual Meeting, you may log into the virtual meeting platform and type your question for consideration into the field provided in the web portal. To allow us to answer questions from as many stockholders as possible, we may limit each stockholder to two (2) questions. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together. More information on submitting questions at the Annual Meeting will be posted on the Internet at www.     in advance of the meeting.

In accordance with Delaware law and our bylaws, for the 10 days prior to our Annual Meeting, a list of registered holders entitled to vote at our Annual Meeting will be available for inspection in our offices at 3940 Trust Way, Hayward, California 94545. Stockholders will also be able to access the list of registered holders electronically during the Annual Meeting through the virtual meeting website at www.    .

Deadline for Receipt of Stockholder Proposals for 2025 Annual Meeting of Stockholders

Pursuant to Rule 14a-8 of the Securities and Exchange Commission (“SEC”), proposals by eligible stockholders that are intended to be presented at our 2025 Annual Meeting of Stockholders must be received by our Corporate Secretary at Benitec Biopharma Inc., 3940 Trust Way, Hayward, California 94545 not later than     , 2025 in order to be considered for inclusion in our proxy materials.

Stockholders intending to present a proposal or nominate a candidate to our Board of directors at our 2025 Annual Meeting of Stockholders must comply with the requirements and provide the information set forth in our amended and restated bylaws (the “Bylaws”). Under our Bylaws, in order for a stockholder to bring business before an annual meeting of our stockholders, the stockholder’s notice must be timely received, which means that a proposal must be delivered to or mailed to our Secretary not later than 90 days prior, and not earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. Because our 2024 Annual Meeting is scheduled for     , 2024, this means that such notice for the 2025 Annual Meeting must be received by the Company between     , 2025 and     , 2025. In the event that the date of the 2025 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

In addition to satisfying the requirements noted above, if a stockholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the stockholder must provide notice that provides the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company at the Company’s principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the prior annual meeting of stockholders (for the 2025 Annual Meeting, no later than      , 2025). If the date of the 2025 Annual Meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2025 annual meeting and the 10th calendar day following the date on which public announcement of the date of the 2025 annual meeting is first made.

Electronic Delivery of Proxy Materials to Stockholders

Beginning on or about     , 2024, we mailed or emailed to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. If you received such Notice and would prefer to receive paper copies of the proxy materials, or if you received paper copies of the proxy materials and would prefer to receive a notice for future annual meetings, you may notify us by telephone, email or mail at the telephone number, email address and mailing address provided above.

VOTING SECURITIES OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of October 8, 2024, by (i) each person or group of persons known by us to beneficially own at least five percent of our common stock, (ii) each of our named executive officers, (iii) each of our directors, and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of common stock issuable within 60 days of October 8, 2024, upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 17,893,765 shares of common stock outstanding at the close of business on October 8, 2024, and, for each individual holder, gives effect to the shares of common stock that stockholder could acquire after the exercise of warrants held by such holder, subject to the limitations on beneficial ownership contained in such warrants. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

Unless otherwise indicated below, the address for each beneficial owner listed is c/o 3940 Trust Way, Hayward, California 94545.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or Greater Stockholders:
Entities Affiliated with Suvretta Capital Management, LLC (1)	9,061,086	49.9%
Entities Affiliated with Franklin Resources Inc. (2)	4,271,627	19.9%
Adage Capital Partners, LP (3)	1,892,602	9.9%
Nemean Asset Management, LLC (4)	1,893,952	9.9%
Entities Affiliated with Nantahala Capital Management, LLC (5)	1,892,602	9.9%
HBM Healthcare Investments (Cayman) Ltd. (6)	1,041,669	5.8%
Directors and Named Executive Officers:
Jerel A. Banks (7)	23,723	*
Megan Boston (8)	63,196	*
J. Kevin Buchi (9)	127,904	*
Peter Francis (10)	24,291	*
Kishen Mehta (11)	—	*
Edward Smith (12)	23,994	*
All Executive Officers and Directors As a Group (6 persons) (13)	263,108	1.5%

(1)

Based on information included in the amended Schedule 13D filed by Suvretta Capital Management, LLC (“Suvretta Capital”), Averill Master Fund, Ltd. (“Averill”), Averill Madison Master Fund, Ltd. (“Averill Madison,” and together with Averill, the “Suvretta Funds”) and Aaron Cowen on September 30, 2024. Includes 7,883,385 shares of Common Stock held by Averill and 945,668 shares of Common Stock held by Averill Madison, and assumes the exercise of Warrants held by Averill and Averill Madison for an additional 6,403,958 shares of Common Stock. Averill and Averill Madison hold, respectively Pre-Funded Warrants exercisable for 5,111,233 and 704,490 shares of Common Stock at an exercise price of $0.0001 per share, subject to the limitations on beneficial ownership contained in such Warrants. Averill also holds Pre-Funded Warrants exercisable for an aggregate of 588,235 shares of Common Stock at an exercise price of $0.0017 per share, subject to the limitations on beneficial ownership contained in such Warrants. On September 26, 2024, Suvretta Capital, on behalf of itself and each of the Suvretta Funds, entered into a waiver with the Company, pursuant to which, among other things (i) Suvretta Capital waived the 19.99% beneficial ownership limitation set forth in each of the warrants held by the Suvretta Funds, and (ii) Suvretta Capital and the Company agreed that Suvretta Capital will not be permitted to complete an exercise of the warrants held by the Funds to the extent the beneficial ownership (calculated as provided in the applicable warrants) of Suvretta Capital in the Company following such exercise would exceed 49.9%. Suvretta Capital is the investment manager of Averill and Averill Madison. Aaron Cowen is a control person of Suvretta Capital and as such may be deemed to beneficially own these shares. The address of the principal business office of Suvretta Capital, Mr. Cowen, Averill and Averill Madison is 540 Madison Avenue, 7th Floor, New York, NY 10022.
(2)

Includes 573,221 shares of Common Stock held by Franklin Strategic Series—Franklin Biotechnology Discovery Fund (“FSS”) and 223,350 shares of Common Stock held by Franklin Biotechnology Discovery Fund, a sub-fund of Franklin Templeton Investment Funds (“Franklin Templeton”) and assumes the exercise of Warrants held by FSS and Franklin Templeton for an additional 3,475,056 shares of Common Stock. FSS holds (i) Common Warrants exercisable for an aggregate of 588,236 shares of Common Stock at an exercise price of $1.93 per share, (ii) Pre-Funded Warrants exercisable for an aggregate of 1,554,404 shares of Common Stock at an exercise price of $0.0001 per share and (iii) Common Warrants exercisable for an aggregate of 1,554,404 shares of Common Stock at an exercise price of $3.86 per share, subject to the limitations on beneficial ownership contained in such Warrants. The address of the principal business office of Franklin Resources Inc., FSS and Franklin Templeton is One Franklin Parkway, San Mateo, CA 94403.

(3)

Includes 841,395 shares of Common Stock and assumes the exercise of Warrants held by Adage Capital Partners, LP (the “Fund”) for an additional 1,051,207 shares of Common Stock. The Fund holds Pre-Funded Warrants exercisable for 3,186,751 shares of Common Stock at an exercise price of $0.0001 per share and Common Warrants exercisable for 3,108,808 shares of Common Stock at an exercise price of $3.86 per share, subject to the limitations on beneficial ownership contained in such Warrants. Adage Capital Partners, GP, LLC (“ACPGP”) serves as the general partner of the Fund and as such has discretion over the portfolio of securities beneficially owned by the Fund. Adage Capital Advisors, LLC, a Delaware limited liability company (“ACA”), is managing member of ACPGP and directs ACPGP’s operations. Robert Atchinson and Phillip Gross are the managing members of ACPGP and ACA and general partners of the Fund. Robert Atchinson and Phillip Gross disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein. The address of the principal business office of the Fund, ACPGP, ACA, Mr. Atchinson and Mr. Gross is 200 Clarendon St., 52nd Floor, Boston, MA 02116.

(4)

Includes 151,451 shares of Common Stock held by Pinehurst Partners, L.P. (“Pinehurst”), 16,828 shares of Common Stock held by Corbin Sustainability & Engagement Fund, L.P. (“Corbin”), 140,192 shares of Common Stock held by Nantahala Capital Partners Limited Partnership (“NCPLP”), 118,075 shares of Common Stock held by NCP RFM LP (“NCP RFM”), and 414,849 shares of Common Stock held by Blackwell Partners LLC—Series A (“Blackwell”), and assumes the exercise of Warrants held by Pinehurst, Corbin, NCPLP, NCP RFM and Blackwell for an additional 1,051,207 shares of Common Stock. Pinehurst, Corbin, NCPLP, NCP RFM and Blackwell hold, respectively, Pre-Funded Warrants exercisable for 36,050, 4,006, 33,370, 28,105, and 98,745 shares of Common Stock at an exercise price of $0.0001 per share, subject to the limitations on beneficial ownership contained in such Pre-Funded Warrants. Nantahala is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of Pinehurst, Corbin, NCPLP, NCP, RFM and Blackwell as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala and may be deemed to have voting and dispositive power over the shares held by the selling stockholder. The Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the pre-funded warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of the principal business office of Nantahala is 130 Main St., 2nd Floor, New Canaan, CT 06840.
(5)

Based on information included in the Schedule 13G filed by Nemean Asset Management, LLC (“Nemean”), IRA financial trust FBO Steven M. Oliveira Roth IRA (the “Oliveira IRA”), and Steven M. Oliveira on April 29, 2024. Includes 764,324 shares of Common Stock held by Nemean and 64,911 shares of Common Stock held by the Oliveira IRA, and assumes the exercise of Warrants held by Nemean and Mr. Oliveira for an additional 1,064,717 shares of Common Stock. Mr. Oliveira holds Common Warrants exercisable for 63,793 shares of Common Stock at an exercise price of $1.93 per share. Nemean holds Pre-Funded Warrants exercisable for 625,000 shares of Common Stock at an exercise price of $0.0001 per share and Common Warrants exercisable for 1,000,000 shares of Common Stock at an exercise price of $3.86 per share, subject to the limitations on beneficial ownership contained in such Warrants. The address of the principal business office of Nemean, the Oliveira IRA, and Steven M. Oliveira is 207 Commodore Drive, Jupiter, FL 33477.

(6)

Based on information included in the Schedule 13G filed by HBM Healthcare Investments (Cayman) Ltd.’s (“HBM”) on April 29, 2024. Includes 1,041,669 shares of Common Stock. The address of the principal business office of HBM is Governors Square, 23 Lime Tree Bay Avenue, PO Box 30852, Grand Cayman, KY1-1204, Cayman Islands.

(7)	Represents stock options to acquire 23,723 shares of common stock that have vested or will vest within 60 days of October 8, 2024.
(8)

Includes 20 shares of common stock held by Boston Super Invest Pty A/C Boston Family Super and 25,907 shares that are held by Ms. Boston that Ms. Boston has sole voting power over and stock options to acquire 11,362 shares of common stock that have vested or will vest within 60 days of October 8, 2024. Assumes the exercise of Warrants held by Megan Boston for an additional 25,907 shares of common stock.

(9)

Includes 52,097 shares of common stock held directly by Mr. Buchi and stock options to acquire 23,994 shares of common stock that have vested or will vest within 60 days of October 8, 2024. Assumes the exercise of Warrants held by Mr. Buchi for an additional 51,813 shares of common stock.

(10)

Includes 279 shares of common stock held by the Francis Family Superannuation Fund, 18 shares of common stock held directly by Mr. Francis, and stock options to acquire 23,994 shares of common stock that have vested or will vest within 60 days of October 8, 2024.

(11)	Does not include the shares beneficially owned by Suvretta Capital and its affiliates reported in this table and described in footnote 1. Mr. Mehta is a Portfolio Manager at Suvretta Capital.
(12)	Represents stock options to acquire 23,994 shares of common stock that have vested or will vest within 60 days of October 8, 2024.
(13)

Includes 78,321 shares of common stock and stock options to acquire 107,067 shares of common stock that have vested or will vest within 60 days of October 8, 2024, and assumes the exercise of Warrants for an additional 77,720 shares of common stock.

OUR MANAGEMENT

The following table sets forth certain information regarding those individuals currently serving as our directors (or nominated to serve as a director) and executive officers as of      , 2024:

Name	Age	Position
Dr. Jerel Banks	49	Chief Executive Officer, Director
Megan Boston	52	Executive Director, Director
J. Kevin Buchi (1)(2)(3)	69	Director
Peter Francis (1)(2)(3)	68	Director
Kishen Mehta (3)	39	Director
Edward Smith (1)(2)(3)	53	Director

(1)	Member of our Audit Committee.
(2)	Member of our Compensation Committee.
(3)	Member of our Nominating and Corporate Governance Committee.

Dr. Jerel Banks has been a Director since October 2016, Chairman of our Board since October 2017 and Chief Executive Officer since June 2018. Dr. Banks was formerly the Chief Investment Officer of Nant Capital, LLC . Prior to joining Nant Capital, LLC, Dr. Banks served as vice president, portfolio manager and research analyst for the Franklin Biotechnology Discovery Fund at Franklin Templeton Investments from 2012 to 2015. Prior to his tenure at Franklin Templeton Investments, he worked as a biotechnology senior equity research analyst at Sectoral Asset Management from 2011 to 2012. From 2008 to 2011, Dr. Banks worked as a biotechnology equity research analyst at Apothecary Capital, the healthcare investment management team for the family investment office of the Bass Family of Fort Worth, Texas. Dr. Banks began his career in investment management as a healthcare equity research associate at Capital Research Company where he was a member of the equity research team from 2006 to 2008. Dr. Banks earned an M.D. from Brown University School of Medicine and a Ph.D. in Organic Chemistry from Brown University, and he holds an A.B. in Chemistry from Princeton University.

Dr. Banks’ experience in the healthcare industry and finance provides valuable experience and guidance to the Board.

Megan Boston has previously been Chief Executive Officer and Managing Director of several companies, including entities listed on the Australian Stock Exchange. With over 13 years of experience, Ms. Boston has been a director across a range of industries where she chaired company boards as well as board sub-committees particularly in the area of finance and risk management. Specifically, Ms. Boston has been a Director of Benitec since August 2016 and Executive Director since June 2018. From 2014 until joining Benitec, Ms. Boston was CEO of listed companies on the Australian Stock Exchange, Omni Market Tide Ltd and Rision Ltd. Previously, Ms. Boston held senior executive roles at various banking institutions in the area of risk and compliance, as well as working for PricewaterhouseCoopers. Ms. Boston holds a Bachelor of Commerce and is an Australian Chartered Accountant. Ms. Boston has also completed the company directors course diploma administered by the Australian Institute of Company Directors.

We believe Ms. Boston’s operational and financial infrastructure experience gives her the necessary skills and qualifications to serve as a member of the Board.

J. Kevin Buchi has been a Director since April 2013. Mr. Buchi previously served as Chief Executive Officer of BioSpecifics Technologies Corp. and of TetraLogic Pharmaceuticals Corporation. Mr. Buchi served as Chief Executive Officer of Cephalon, Inc., or Cephalon, from December 2010 through its acquisition by Teva Pharmaceutical Industries Ltd in October 2011. After the acquisition Mr. Buchi served as Corporate Vice President, Global Branded Products of Teva Pharmaceuticals Industries Ltd. Mr. Buchi joined Cephalon in 1991 and held various positions, including Chief Operating Officer, from January 2010 to December 2010, Chief Financial Officer and Head of Business Development prior to being appointed Chief Executive Officer. Mr. Buchi is also on the board of directors of Amneal Pharmaceuticals, Inc. (NASDAQ: AMRX). Mr. Buchi has a B.A. in chemistry from Cornell University and a Masters in Management from Kellogg Graduate School of Management at Northwestern University. He is also a Certified Public Accountant.

Based on his broad executive experience in the biotechnology industry, we believe Mr. Buchi has the appropriate skills and qualifications to serve on the Board.

Peter Francis has been a director since February 2006 and was previously Chairman of the Board until October 2017. Since 1993, Mr. Francis has been a partner at Francis Abourizk Lightowlers, a firm of commercial and technology lawyers with offices in Melbourne, Australia. He is a legal specialist in the areas of intellectual property and licensing and provides legal advice to corporations and research bodies. Mr. Francis completed his studies in law and jurisprudence at Monash University.

Based on his substantive intellectual property background and experience with our company, we believe Mr. Francis has the appropriate skills and qualifications to serve on the Board.

Kishen Mehta has been a director since June 2024. Mr. Mehta is the Portfolio Manager of the Averill and Averill Madison strategies at Suvretta Capital Management, LLC (“Suvretta Capital”). Mr. Mehta has over 15 years of experience in the healthcare industry. Since September 2022, Mr. Mehta has served as a director of Biohaven Ltd. (NYSE: BHVN), a biopharmaceutical company focused on therapeutics in immunology, neuroscience, and oncology, and prior to that served as a director of its predecessor company, Biohaven Pharmaceutical Holding Company Ltd., from June 2021 until September 2022. Since 2021, Mr. Mehta has also served as President and a director of four Nasdaq-listed special-purpose acquisition companies affiliated with Suvretta Capital, Social Capital Suvretta Holdings Corp. I (from which Mr. Mehta resigned in August 2022 in connection with its business combination), Social Capital Suvretta Holdings Corp. II (which ceased operations in May 2023), Social Capital Suvretta Holdings Corp. III (from which Mr. Mehta resigned in July 2022 in connection with its business combination), and Social Capital Suvretta Holdings Corp. IV (which ceased operations in May 2023). Prior to becoming the Portfolio Manager of the investment strategy at Suvretta Capital, he served as a strategic advisor to Biohaven Pharmaceuticals, Inc. where he advised the firm on various business development, corporate strategy, and capital structure decisions.

Based on his substantial experience as an investor in the healthcare industry, we believe Mr. Mehta has the appropriate skills and qualifications to serve on the board.

Edward Smith has been a director since April 2020 and brings more than 20 years of experience in Executive finance and operations leadership in the biotechnology industry to our Board. Mr. Smith presently serves as Chief Financial Officer of Reunion Neuroscience, Inc., a biopharmaceutical company focused on treating depression and other mental health disorders. Prior to joining Reunion, Mr. Smith served as CFO and took public LAVA Therapeutics N.V. (Nasdaq: LVTX), Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS) and PolyMedix, Inc. (Nasdaq: PYMX). Prior to that, he was executive director of finance at InKine Pharmaceutical Company, Inc., now part of Valeant Pharmaceuticals International Inc. Earlier in his career, he held various positions of increasing responsibility in public accounting, most recently in the audit practice at Deloitte.

Based on his extensive finance and operations background in the biotechnology industry, we believe Mr. Smith has the appropriate skill and qualifications to serve on the Board.

There are no family relationships among any of our directors or executive officers and no arrangements or understandings with major stockholders, customers, suppliers or others pursuant to which any of our directors or members of senior management was selected as such, except Dr. Banks was appointed by Nant Capital as a Director in October 2016 following the acquisition by Nant Capital, LLC of a significant percentage of Benitec’s then- outstanding ordinary shares, and Mr. Mehta was appointed by Suvretta Capital as a Director pursuant to the Board Designation Agreement (as defined below) entered into in connection with the April 2024 private placement (as defined below).

The business addresses for each of our directors and executive officers is 3940 Trust Way, Hayward, California 94545.

CORPORATE GOVERNANCE AND BOARD MEETINGS AND COMMITTEES

The Company’s business and affairs are managed under the direction of the Board. The Board currently consists of six directors, comprising the Company’s Chief Executive Officer, the Company’s Executive Director and four outside directors. The Board has determined that six directors, four of whom are independent, is the appropriate size for the Company. When evaluating the independence of Mr. Mehta, the Board considered his role at Suvretta Capital, the Company’s largest stockholder. The number of directors is fixed from time to time by resolution of the Board pursuant to the Company’s amended and restated certificate of incorporation, as amended to date (the “Certificate of Incorporation”).

Each of the Company’s current directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation, or removal.

The Company’s Certificate of Incorporation provides that the Board is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. The Board is designated as follows:

•	Messrs. Smith and Mehta are Class I directors, and their current terms will expire at the annual meeting of stockholders to be held in 2026;

•	Messrs. Buchi and Francis are Class II directors, and their current terms will expire at the annual meeting of stockholders to be held in 2024; and

•	Mr. Banks and Ms. Boston are Class III directors, and their current terms will expire at the annual meeting of stockholders to be held in 2025.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the Company’s directors.

Attendance at Annual Meetings of Stockholders

We expect that all of our Board members attend our annual meetings of stockholders in the absence of a showing of good cause for failure to do so. All of the members of our Board then serving as directors attended our 2023 annual meeting of stockholders in person or by telephone.

Board Meetings and Committees

During our last fiscal year, each of our directors attended at least 75% of the aggregate of (i) the total number of Board meetings and (ii) the total number of meetings of the committees on which the director served.

Board of Directors

Our Board held a total of eight meetings during the last fiscal year. Our Board has three standing committees — an Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 (our “Audit Committee”), a Compensation Committee (our “Compensation Committee”) and a Nominating and Corporate Governance Committee (our “Nominating Committee”). Our Audit Committee, Compensation Committee and Nominating Committee each have a charter, which is available at the “Corporate Governance” section under the “For Investors” tab on our website at www.benitec.com.

Audit Committee

The purpose of the Audit Committee is to assist the board in fulfilling its oversight responsibilities with respect to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, and (iii) the independent auditors’ qualifications, independence and performance. The Audit Committee is also responsible for preparing a report to be included with this proxy statement. The Audit Committee also advises and consults with management and the Board regarding the Company’s financial affairs, and appoints, oversees and approves compensation for the work of the Company’s independent auditors. The Audit Committee also is responsible for reviewing and approving any related party transaction that is required to be disclosed. Our Audit Committee met six times during the last fiscal year. The current members of our Audit Committee are Messrs. Buchi (Chairman), Francis and Smith.

Our Board has determined that Messrs. Buchi, Francis and Smith each meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable Nasdaq rules. Our Board has determined that Mr. Smith is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules.

Compensation Committee

The Compensation Committee establishes and administers the Company’s policies, programs and procedures for compensating and providing benefits to the Company’s executive officers, and makes recommendations to the Board with respect to non-employee director compensation. The Compensation Committee’s responsibilities and duties are set forth in the Compensation Committee Charter (a copy of the Compensation Committee Charter is available on the Company’s website as noted above). The Compensation Committee’s responsibilities specifically include reviewing and approving the goals and objectives relevant to the chief executive officer’s and other executive officers’ compensation, evaluating the performance of the chief executive officer and other executive officers in light of those goals and objectives, making recommendations to the Board with respect to non-employee director compensation, and administering the Company’s Clawback Policy. The Compensation Committee is also responsible for making recommendations to the Board with respect to incentive compensation plans and equity-based incentive compensation plans.

Our Compensation Committee met five times during the last fiscal year. The current members of our Compensation Committee are Messrs. Francis (Chairman), Buchi and Smith. Our Board has determined that all members of our Compensation Committee are “independent” as defined under the rules of the SEC and the listing standards of Nasdaq.

No member of our Compensation Committee is or has been our current or former officer or employee. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our Compensation Committee during the fiscal year ended June 30, 2024.

Role of Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to engage consultants or other advisors, including independent counsel and compensation advisors, as it deems necessary or appropriate to carry out its duties. With respect to the fiscal year ended June 30, 2023, the Compensation Committee retained Radford (AON) (“Radford”) to provide advice to the Compensation Committee with respect to the compensation of our non-employee directors and executive officers. Radford also provided advice with respect to the amendment to the Company’s 2020 Equity and Incentive Compensation Plan (the “2020 Plan”), the Company’s peer group, certain governance matters, and market trends. The Compensation Committee has also retained Radford for the fiscal year ending June 30, 2025 to provide advice with respect to the 2020 Plan and other compensation matters.

Nominating and Corporate Governance Committee

The Nominating Committee reviews the Company’s Corporate Governance Guidelines and recommends appropriate revisions to the Company’s governing documents to the Board. The Nominating Committee’s responsibilities include identifying individuals qualified to become members of the Board, recommending candidates to fill Board vacancies and newly created director positions, recommending whether incumbent directors should be nominated for re-election upon the expiration of their terms, recommending corporate governance guidelines applicable to the Board and to the Company’s employees, overseeing the evaluation of the Board and its committees, and assessing and recommending Board members to the Board for committee membership. This assessment includes factors such as judgement, skill, integrity, experience with businesses and other organizations of comparable size and/or in comparable industries, the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board and any other factors that the committee deems relevant to the current needs of the Board, including those that promote diversity.

The current members of our Nominating Committee are Messrs. Francis (Chairman), Buchi, Mehta and Smith. Our Nominating Committee met once during the last fiscal year. Our Board has determined that all members of our Nominating Committee are “independent” as defined under the rules of the SEC and the listing standards of Nasdaq.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our Company and our stockholders. The guidelines provide: that the role of the Board is to oversee the performance of the Company’s Chief Executive Officer and other senior management of the company; a set of qualifications for director skills, experience, and independence; a process for related-person transaction review by the Audit Committee; and succession planning for management. Under the Guidelines, the Board considers the management of significant risks to the Company.

Board Diversity Matrix

The Company is committed to diversity and inclusion, and believes it is important that the Board is composed of individuals representing the diversity of the communities and customers we serve. The Nominating Committee seeks director nominees with a diverse range of experience, skills, knowledge and backgrounds. The Board Diversity Matrix set forth below reports self-identified diversity statistics for the current Board as of the date of this Proxy Statement in the format required by Nasdaq’s rules. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of , 2024)
Total Number of Directors	5

	Female	Male	Non-Binary	Did not Disclose Gender
Part I: Gender Identity
Directors	1	5
Part II: Demographic Background
African American or Black	—	1
Alaskan Native or Native American	—	—
Asian	—	1
Hispanic or Latinx	—	—
Native Hawaiian or Pacific Islander	—	—
White	1	3
Two or More Races or Ethnicities	—	—
LGBTQ+	—	—
Did not Disclose Demographic Background

Hedging and Pledging Policy

Employees (including officers) and directors of the Company are prohibited from entering into hedging transactions with respect to the Company’s securities, or engaging in transactions with respect to the Company’s securities that are of a speculative nature, including, but not limited to, put or call options, margining Company securities, or otherwise pledging Company securities as collateral.

Code of Ethics and Business Conduct

We have established a Code of Ethics and Business Conduct as of April 14, 2020, which sets out the standards of behavior that apply to every aspect of our dealings and relationships, both within and outside the company. The following standards of behavior apply to all directors, executive officers and employees of the company:

•	comply with all laws that govern us and our operations;

•	act honestly and with integrity and fairness in all dealings with others and each other;

•	avoid or manage conflicts of interest;

•	use our assets responsibly and in the best interests of the company; and

•	be responsible and accountable for our actions.

The Code of Ethics and Business Conduct is available on our website at www.benitec.com. Any amendments made to the Code of Ethics and Business Conduct will also be available on our website, within four business days of any such amendment.

Stockholder Communications with Directors

Stockholders who want to communicate with our Board or with a particular director or committee may send a letter to our Secretary at Benitec Biopharma Inc., 3940 Trust Way, Hayward, California 94545. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should state whether the intended recipients are all members of our Board or just certain specified individual directors or a specified committee. The Secretary will circulate the communications (with the exception of commercial solicitations) to the appropriate director or directors. Communications marked “Confidential” will be forwarded unopened.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as set forth below, the Company has not been a participant since July 1, 2023 in a transaction in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

April 2024 Financing Transaction

On April 22, 2024 we closed a private investment in public equity (PIPE) financing (the “April 2024 private placement”) in which we sold 5,749,152 shares of common stock at a price per share of $4.80 and, in lieu of shares of common stock, pre-funded warrants to purchase up to an aggregate of 2,584,239 shares of common stock at a price per pre-funded warrant of $4.7999, to certain institutional accredited investors. The pre-funded warrants were immediately exercisable until exercised in full at an exercise price of $0.0001 per share of common stock. Gross proceeds from the financing totaled $40.0 million. Net proceeds, net of commissions and other offering expenses, totaled approximately $37.1 million.

Entities affiliated with each of Suvretta Capital and Franklin Resources, Inc., both of which were greater than 5% stockholders prior to the offering, participated in the April 2024 private placement, purchasing $16,750,004 and $1,000,003 of securities in the transaction, respectively. In connection with the 2024 private placement, each of Nemean Asset Management, Adage Capital Partners, HBM Healthcare Investments, Nantahala Capital Management, and Special Situations Fund become beneficial owners of more than 5% of our outstanding shares of common stock.

In connection with the April 2024 private placement, we entered into a Voting Commitment Agreement with the purchasers in the private placement (the “Voting Commitment Agreement”). Pursuant to the Voting Commitment Agreement, the Company was obligated to use its reasonable best efforts to obtain stockholder approval of the exercise of the Pre-Funded Warrants issued in the private placement and the warrants issued in the Company’s underwritten public offerings on September 15, 2022 and August 11, 2023 (the “Existing Warrants,” and together with the Pre-Funded Warrants, the “Warrants”) in accordance with the rules of the Nasdaq Stock Market which otherwise would be subject to the Beneficial Ownership Limitation (the “Stockholder Approval”). The Company obtained the Stockholder Approval by the Company’s stockholders at the Company’s Special Meeting of Stockholders held August 29, 2024. As a result of the Stockholder Approval, holders of the Existing Warrants can waive the 19.99% beneficial ownership limitation that would otherwise be applicable to such holder. Suvretta Capital has waived the limitation is now subject to a 49.9% beneficial ownership limitation.

We also entered into a Board Designation Side Letter (the “Board Designation Agreement”) with Suvretta Capital at the closing of the April 2024 private placement. Pursuant to the Board Designation Agreement, the Company agreed to consider for appointment and appoint Kishen Mehta to the Company’s Board, upon consummation of the April 2024 private placement, and in such board class as determined by the Company prior to his appointment. Mr. Mehta was appointed to the Board as a Class I director on June 26, 2024.

On September 26, 2024, Suvretta Capital, on behalf of itself and each of the Suvretta Funds, entered into a waiver with the Company, pursuant to which, among other things (i) Suvretta Capital waived the 19.99% beneficial ownership limitation set forth in each of the warrants held by the Suvretta Funds, and (ii) Suvretta Capital and the Company agreed that Suvretta Capital will not be permitted to complete an exercise of the warrants held by the Suvretta Funds to the extent the beneficial ownership (calculated as provided in the applicable warrants) of Suvretta Capital in the Company following such exercise would exceed 49.9%.

Review and approval of related party transactions

Our related parties include our directors, director nominees, executive officers, holders of more than five percent of the outstanding shares of our common stock and the foregoing persons’ immediate family members. We review relationships and transactions in which the Company and our related parties are participants to determine whether such related persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to a related party are disclosed in the appropriate SEC filing. In addition, the Audit Committee reviews and approves any related party transaction that is required to be disclosed. Set forth above is information concerning transactions with our related parties that is required to be disclosed under SEC rules.

Indemnification and Severance Agreements

We have entered into indemnification agreements with our directors and executive officers which require us to indemnify such individuals to the fullest extent permitted by Delaware law. Our indemnification obligations under such agreements are not limited in amount or duration. Certain costs incurred in connection with such indemnities may be recovered under certain circumstances under various insurance policies. Given that the amount of any potential liabilities related to such indemnities cannot be determined until a lawsuit has been filed against a director or executive officer, we are unable to determine the maximum amount of losses that we could incur relating to such indemnities. Historically, any amounts payable pursuant to such director and officer indemnities have not had a material negative effect on our business, financial condition or results of operations.

EXECUTIVE COMPENSATION

As a “smaller reporting company” we have opted to comply with the scaled executive compensation disclosure rules applicable to “smaller reporting companies” (as such term is defined under applicable securities laws).

Our named executive officers, or our “NEOs”, for the fiscal year ended June 30, 2024 were Dr. Jerel A. Banks, our Executive Chairman and Chief Executive Officer, and Megan Boston, our Executive Director.

The Company’s named executive officer compensation program is designed to incentivize our named executive officers to grow our business and further link the interests of our named executive officers with our stockholders. We provide our named executive officers with an annual base salary as a fixed, stable form of compensation, certain cash incentive opportunities as noted below to reward achievement of short-term goals, and, in prior fiscal years, we have granted our named executive officers stock options with multi-year vesting schedules to further align their compensation with our stockholders’ long-term interests. We have also entered into employment agreements with our named executive officers that provide for a fixed notice period in connection with certain terminations of employment. The employment agreements and our named executive officer compensation program generally are described in greater detail below under the heading “Narrative Disclosure to Summary Compensation Table”.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our NEOs during the fiscal year ended June 30, 2024 and the fiscal year ended June 30, 2023:

Named Executive Officer and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)		Option Awards ($)(3)	All Other Compensation ($)		Total ($)
Dr. Jerel Banks, M.D. Ph.D	2024	627,900	—		2,133,085	37,992	(5)	2,798,977
Executive Chairman and Chief Executive Officer	2023	539,500	273,000		70,657	35,568	(5)	918,725
Megan Boston	2024	344,541	—		914,418	18,038	(6)	1,276,997
Executive Director	2023	303,733	116,928	(4)	30,289	18,507	(6)	469,457

(1)

Ms. Boston’s salary was paid in Australian dollars and has been converted to U.S. dollars using a conversion rate of A$1.00 to $0.6559, and A$1.00 to $0.673, for the fiscal years ended June 30, 2024 and June 30, 2023, respectively. From July 1, 2023 through September 30, 2023, Dr. Banks’ and Ms. Boston’s salary was $546,000 and $333,427.50 (Ms. Boston’s salary was converted using a conversion rate of A$1.00 to $0.73), respectively. As of October 1, 2023, Dr. Banks’ and Ms. Boston’s annual base salary rate was increased to $655,200 and $A548,100 ($350,784 converted using a conversion rate of A$1.00 to $0.64), respectively.

(2)

In respect of the fiscal year ended June 30, 2023, the Compensation Committee paid discretionary bonuses to Dr. Banks and Ms. Boston. The amount of such bonuses was paid in the fiscal year ended June 30, 2024. The amount of cash bonuses earned. In respect of the fiscal year ended June 30, 2024 is not calculable through the latest practicable date. The Compensation Committee expects to determine such bonuses in October 2024, and the amounts of these bonuses will be disclosed in a filing by the Company in a Current Report on Form 8-K under Item 5.02(f) once the amounts are determined.

(3)

Amount represents the aggregate grant date fair value of stock and option awards granted by the Company in the fiscal year ended June 30, 2024, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 10 to the Company’s consolidated financial statements for the year ended June 30, 2024, included in this Annual Report. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the NEOs.

(4)	Ms. Boston’s discretionary annual bonus was paid in Australian dollars and has been converted to U.S. dollars using a conversion rate of A$1.00 to $0.64 for the fiscal year ended June 30, 2023.
(5)	Amounts reflect company-paid health and life insurance premiums.
(6)

Amounts reflect the Company’s compulsory contributions to Ms. Boston’s superannuation account. The superannuation contributions were paid in Australian dollars and were converted to U.S. dollars using a conversion rate of A$1.00 to $0.6559, and A$1.00 to $0.673, for the fiscal years ended June 30, 2024 and June 30, 2023.

Narrative Disclosure to Summary Compensation Table

Annual Base Salary

We use base salaries to recognize the experience, skills, and responsibilities required of all of our employees, including our NEOs. Base salaries are reviewed annually by our Board. On September 12, 2023, the Compensation Committee approved increases of Dr. Banks’ and Ms. Boston’s annual base salaries to $655,200 and $350,784, respectively, each effective as of October 1, 2023 (Ms. Boston’s salary as reported on Form 8-K has been converted from AUD $1.00 to USD $0.64, and is $350,784 using a conversion rate of AUD $1.00 to USD $0.64, which was the conversion rate as of September 13, 2023).

Bonus Compensation

We have historically awarded our NEOs annual discretionary bonuses. For the fiscal year ended June 30, 2023, the Compensation Committee paid discretionary bonuses to our NEOs which were based on a target of 50% and 40% of base salary for each of Dr. Banks and Ms. Boston, respectively. The actual annual cash bonuses awarded to our NEOs for fiscal year ended June 30, 2023 performance are set forth above in the “Summary Compensation Table” in the column titled “Bonus.”

In respect of the fiscal year ended June 30, 2024, target annual bonuses for each of Dr. Banks and Ms. Boston, the actual amount of annual discretionary bonuses for the fiscal year ended June 30, 2024 is not calculable through the latest practicable date. The Compensation Committee expects to determine such bonuses in October 2024, and the amounts of these bonuses will be disclosed in a filing by the Company in a Current Report on Form 8-K under Item 5.02(f) once the amounts are determined.

Equity or Equity-Linked Incentive Awards

Although we do not have a formal policy with respect to the grant of equity incentive awards to our NEOs, we believe that equity grants provide our NEOs with a strong link to our long-term performance, create an ownership culture and help to align the interests of our NEOs and our stockholders.

On December 9, 2020, the Company’s stockholders approved the Company’s 2020 Equity and Incentive Compensation Plan (the “2020 Plan”). Our Compensation Committee has granted stock options to our NEOs, which have historically been subject to time-based vesting, vesting in increments of one-third on each of the first, second and third anniversaries of the applicable grant date, generally subject to the applicable NEO’s continued employment through the vesting date. We believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our NEOs to remain in our employment during the vesting period.

On March 6, 2024, the Compensation Committee approved the grant to each of Dr. Banks and Ms. Boston, of nonqualified stock options to purchase 466,554 and 200,004 shares (reflective of the Company’s 1-for-17 reverse stock split of the shares of Common Stock, effective July 26, 2023 (the “Reverse Stock Split”), respectively, of the Company’s common stock pursuant to the 2020 Plan. The stock options vest in increments of one-third on each of the first, second and third anniversaries of the applicable grant date. If an NEO dies or terminates employment or service due to Disability (as defined in the 2020 Plan), the NEO generally has 12 months to exercise their vested options or the options are cancelled. If an NEO otherwise leaves the Company, other than for a termination by the Company for Cause (as defined in the 2020 Plan), the NEO generally has 90 days to exercise their vested options or the options are cancelled. Upon the consummation of a Change in Control (as defined in the 2020 Plan), all unvested stock options will immediately vest as of immediately prior to the Change in Control.

Employment Agreements with our NEOs.

We are a party to employment agreements with each of our NEOs. These employment agreements provide for “at will” employment and may be terminated at any time.

Employment Agreement with Dr. Jerel A. Banks, M.D. Ph.D.

In September 2018, Tacere Therapeutics, Inc., a subsidiary of the Company, entered into an employment agreement with Dr. Banks setting forth the terms of his employment as Executive Chairman and Chief Executive Officer of Limited. In connection with the Re-Domiciliation, Dr. Banks was appointed Executive Chairman and Chief Executive Officer of the Company. The agreement provides for Dr. Banks’ employment and sets forth his (i) annual base salary, (ii) discretionary annual bonus, (iii) eligibility to participate in employee benefit plans, (iv) eligibility for accrued paid vacation, (v) expense reimbursements in accordance with Company policy, (vi) eligibility to participate in the Company’s Share Option Plan (as defined below), (vii) post-employment obligations to refrain from soliciting our employees for one year following the end of employment, and (viii) certain non-disparagement obligations. Dr. Banks’ employment agreement also provides for confidentiality of information and ownership of proprietary property restrictions.

Pursuant to the employment agreement, Dr. Banks’ employment is “at will” and can be terminated at any time. However, the Company must provide Dr. Banks with at least six months’ prior notice (or pay in lieu of notice) prior to any termination. Dr. Banks may terminate his employment on no fewer than six months’ prior written notice to the Company.

Notwithstanding any provisions in the employment agreement, the Company may terminate Dr. Banks’ employment immediately without prior notice to Dr. Banks if he (a) commits any serious or persistent breach of any of the provisions of the employment agreement, (b) commits any act of willful or serious misconduct or negligence in the discharge of his duties, (c) becomes of unsound mind or under the control of any committee or officer under any law relating to mental health, (d) is convicted of a felony, which in our reasonable opinion affects Dr. Banks’ position, or (e) becomes permanently incapacitated by accident or illness from performing duties under the employment agreement for a period aggregating more than three months in any six-month period, or for any period beyond three consecutive months.

Employment Agreement with Megan Boston

In July 2018, Benitec Biopharma Proprietary Limited entered into an employment agreement with Megan Boston for the position of Executive Director. In connection with entering into the employment agreement, Ms. Boston ceased serving as a Non-Executive Director of the Company. Ms. Boston remains on the Board as an Executive Director. The employment agreement provides for Ms. Boston’s employment and sets forth her (i) annual base salary, (ii) discretionary annual bonus, (iii) superannuation contribution, (iv) eligibility for accrued paid vacation, (v) expense reimbursements in accordance with Company policy, and (vi) post-employment obligations to refrain from soliciting our employees for one year following the end of employment. Ms. Boston’s employment agreement also provides for confidentiality of information and ownership of proprietary property restrictions.

Pursuant to the employment agreement, Ms. Boston’s employment is “at will” and can be terminated at any time. However, the Company must provide Ms. Boston with at least six months’ prior notice (or pay in lieu of notice) prior to any termination. Ms. Boston may terminate her employment on no fewer than six months’ prior written notice.

Notwithstanding any provisions in the employment agreement, the Company may terminate Ms. Boston’s employment immediately without prior notice to Ms. Boston if she (a) commits any serious or persistent breach of any of the provisions of the employment agreement, (b) commits any act of willful or serious misconduct or negligence in the discharge of her duties, (c) becomes bankrupt or makes any arrangement or composition with her creditors, (d) becomes of unsound mind or under the control of any committee or officer under any law relating to mental health, (e) is convicted of any criminal offense other than an offense which in our reasonable opinion does not affect Ms. Boston’s position, or (f) becomes permanently incapacitated by accident or illness from performing her duties under the employment agreement for a period aggregating more than three months in any six-month period, or any period beyond three consecutive months.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity or equity-linked awards for each of our NEOs as of June 30, 2024. All amounts are reflective of the Reverse Stock Split.

			Option Awards
Named Executive Officer	Grant Date		Number of Securities Underlying Unexercised Options (#)— Exercisable	Number of Securities Underlying Unexercised Options (#)— Unexercisable	Option Exercise Price ($)	Option Expiration Date
Dr. Jerel A. Banks, M.D. Ph.D.	3/6/2024	(1)(2)	—	466,554	5.21	3/5/2034
Executive Chairman and Chief Executive Officer	6/13/2023	(1)(2)	6,997	13,997	3.91	6/12/2033
	12/9/2020	(1)(2)	16,726	—	50.66	12/8/2030
Megan Boston	3/6/2024	(1)(2)	—	200,004	5.21	3/5/2034
Executive Director	6/13/2023	(1)(2)	2,999	6,001	3.91	6/12/2033
	12/9/2020	(1)(2)	8,363	—	50.66	12/8/2030

(1)	The option awards were granted under the 2020 Plan.

(2)

The shares subject to each of the option awards vest in substantially equal installments on each of the first, second and third anniversaries of the grant date, generally subject to continued employment through the applicable vesting date.

Other Elements of Compensation

Other Benefits and Perquisites

We offer participation in broad-based retirement, health and welfare plans to all of our colleagues, including our NEOs.

We maintain a tax-qualified defined contribution retirement plan that provides eligible U.S. employees (including Dr. Banks) with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are eligible to defer eligible compensation subject to applicable annual Internal Revenue Code limits. The 401(k) plan is intended to be qualified under Section 401(a) of the Internal Revenue Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

We contribute to the Australian superannuation scheme that provides eligible Australian employees (including Ms. Boston) with an opportunity to save for retirement on a tax-advantaged basis. We pay superannuation in accordance with legislative requirements and our minimum contribution is set by legislation. We offer flexibility for salary sacrifice to be added to the superannuation scheme and any actual increase in our contribution to the superannuation scheme is subject to legislative rules at the time.

Termination or Change in Control Benefits

The employment agreements with our NEOs provide for specified notice periods (or pay in lieu of notice) if the Company terminates the employment of our NEOs under certain circumstances, as described above in the “Employment Agreements with our NEOs” section. Upon the consummation of a Change in Control (as defined in the 2020 Plan), all unvested stock options granted pursuant to the 2020 Plan will immediately vest as of immediately prior to the Change in Control. Our NEOs are not eligible to receive any additional payments or benefits in connection with their termination of employment or in connection with the Company’s change in control.

Pay Versus Performance Disclosure

As required by Item 402(v) of Regulation S-K, which was mandated by Section 953(a) of the Dodd-Frank Act, we are providing the following information about the relationship between “compensation actually paid” to our principal executive officer (“PEO”) and average “compensation actually paid” (“CAP”) to each of our NEOs and the financial performance of the Company for the Company’s fiscal years ended June 30, 2024 (“Fiscal 2024”), June 30, 2023 (“Fiscal 2023”), and June 30, 2022 (“Fiscal 2022”), in each case calculated in a manner consistent with SEC rules.

			Average		Investment Based
			Summary	Average
	Summary		Compensation	Compensation
	Compensation	Compensation	Table Total	Actually Paid	Total	Income
	Table Total	Actually Paid	for Non-PEO	to Non-PEO	Shareholder	(loss) (in
Year	for PEO(1)	to PEO(1)(2)	NEOs (2)(3)	NEOs (2)(3)	Return	thousands)
2024	$2,798,977	$3,928,525	$1,276,997	$1,780,722	$72.40	$(21,814)
2023	$918,725	$701,866	$469,457	$360,893	$(79.44)	$(14,901)
2022	$799,964	$(176,698)	$456,476	$(39,270)	$(71.36)	$(18,208)

(1)	The PEO reflected in these columns for Fiscal 2024, Fiscal 2023, and Fiscal 2022 is Dr. Jerel A. Banks, M.D. Ph.D.
(2)

CAP to our PEO and Non-PEO NEO (Megan Boston, our Executive Director) is calculated based on the “Total Compensation” reported in the Summary Compensation Table (“SCT”) for each of the applicable fiscal years, adjusted to exclude and include certain items in accordance with Item 402(v) of Regulation S-K as follows.

PEO SCT Total to CAP Reconciliation:

			Additions to SCT Total(ii)
			Fair Value of	Change in Value	Change in Value
			Current Year	of Prior Years’	of Prior Years’
		Deductions	Equity Awards	Awards Unvested	Awards that
		from SCT	for Fiscal	for Fiscal	Vested in Fiscal
Fiscal Year	SCT Total	Total (i)	Year 2024	Year 2024	Year 2024	CAP
2024	$2,798,977	$2,133,085	2,933,318	55,808	273,507	$3,928,525
2023	$918,725	$70,657	74,271	(230,188)	9,715	$701,866
2022	$799,964	$0	0	(867,266)	(109,396)	$(176,698)

Average Non-PEO NEOs SCT Total to CAP Reconciliation:

			Additions to SCT Total(ii)
			Fair Value of	Change in Value	Change in Value
	Summary		Current Year	of Prior Years’	of Prior Years’
	Compensation		Equity Awards	Awards Unvested	Awards that
	Table	Deductions	for Fiscal	for Fiscal	Vested in Fiscal
Fiscal Year	(“SCT”) Total	from SCT(i)	Year 2024	Year 2024	Year 2024	CAP
2024	$1,276,997	$914,418	1,257,465	23,925	136,753	$1,780,722
2023	$469,457	$30,289	31,839	(114,972)	4,858	360,893
2022	$456,476	$0	0	(435,106)	(60,640)	$(39,270)

(i)

Represents the grant date fair value of equity-based awards granted each year as reported in the Summary Compensation Table for the applicable fiscal year. The fair values of equity compensation, including such amounts described in the tables above, are calculated in accordance with FASB ASC Topic 718. All assumptions made in the valuations are contained and described in Note 10 to the Company’s consolidated financial statements for the year ended June 30, 2024 included in this Annual Report.

We did not report a change in pension value for any of the years reflected in this table because the Company does not maintain a defined benefit or actuarial pension plan and therefore a deduction from SCT related to such pension plans is not needed.

(ii)

Reflects the value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown. The fair values of equity compensation, including such amounts described in the tables below, are calculated in accordance with FASB ASC Topic 718. The amounts shown in the table reflect the total fair value on the applicable date(s) listed in the table above, and do not necessarily reflect the actual value, if any, that may be realized by the PEO or the non-PEO, as applicable.

(3)	The non-PEO NEO reflected in these columns, and our only non-PEO for the covered fiscal years, is Megan Boston (Executive Director)
(4)

Represents cumulative total return to holders of our common stock from June 30, 2021 (the last trading day before Fiscal 2022) through June 30, 2024 (the last trading day of the covered period), calculated from the market close on the last trading day before Fiscal 2022 through and including the end of each applicable fiscal year in the table above for which the total shareholder return is being calculated. The total shareholder return for each investment assumes that $100 was invested in our common stock and the respective index on June 30, 2021 through June 30, 2024, including reinvestment of any dividends (of which none were paid during this period).

Relationship Between Financial Performance Measures and CAP

In Fiscal 2024, there was a direct relationship between our total shareholder return compared to our PEO CAP and our average non-PEO NEO CAP, and there was an inverse relationship between our net income compared to our PEO CAP and our average non-PEO NEO CAP. Our total shareholder return increased by approximately 190% as compared to Fiscal 2023. Our net income between Fiscal 2023 and Fiscal 2024 decreased by approximately 46%. Our PEO CAP increased by approximately 460% and our average non-PEO NEO CAP increased by approximately 393%, in each case as compared to Fiscal 2023.

In Fiscal 2023, there was an inverse relationship between our total shareholder return compared to our PEO CAP and our average non-PEO NEO CAP, and there was a direct relationship between our net income compared to our PEO CAP and our average non-PEO NEO CAP. Our total shareholder return decreased by approximately 11% as compared to Fiscal 2022. Our net income between Fiscal 2022 and Fiscal 2023 decreased by approximately 11%. Our net income between Fiscal 2022 and Fiscal 2023 decreased by approximately 5%. Our PEO CAP increased by approximately 497% and our average non-PEO NEO CAP increased by approximately 1,109%, in each case as compared to Fiscal 2022.

In Fiscal 2022, there was a direct relationship between our total shareholder return and net income, compared to our PEO CAP and average non-PEO NEO CAP, all of which were negative in Fiscal 2022. Our total shareholder return decreased by approximately 42% as compared to Fiscal 2021. Our net income between Fiscal 2021 and Fiscal 2022 decreased by approximately 31%. And our PEO CAP and average non-PEO NEO CAP each decreased by approximately 110% and 104%, respectively, as compared to Fiscal 2021.

Equity Compensation Plan Information

The following table provides information regarding the number of securities to be issued under our equity plans, the weighted-average exercise price of options issued under our equity plans and the number of securities remaining available for future issuance under our equity plans, in each case as of June 30, 2024:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	1,182,140	$1.96	22,397
Equity compensation plans not approved by security holders	—	—	—
Total	1,182,140	$1.96	22,397

(1)

Consists of the 2020 Plan. All outstanding awards under the Company’s predecessor Benitec Limited under its Officers’ and Employees’ Share Option Plan expired on July 1, 2024, and we have therefore not included them herein.

DIRECTOR COMPENSATION

The following table shows the total compensation paid to the Company’s directors (other than any such directors who are also NEOs) for the fiscal year ended June 30, 2024.

Name	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
J. Kevin Buchi	64,000	95,970	—	159,970
Peter Francis	53,219	95,970	5,321	154,510
Kishen Mehta (5)	0	0	0	0
Edward F. Smith	56,500	95,970	—	152,470

(1)	For information regarding the compensation of Dr. Banks and Ms. Boston, see “Summary Compensation Table.”
(2)	Fees paid to Mr. Francis were paid in Australian dollars and have been converted to U.S. dollars using a conversion rate of A$1.00 to $0.6559 for the fiscal year ended June 30, 2024.
(3)

Amount represents the aggregate grant date fair value of stock and option awards granted by the Company in the fiscal year ended June 30, 2024, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 10 to the Company’s consolidated financial statements for the year ended June 30, 2024 included in this Annual Report. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the directors.

(4)	For information regarding other compensation of all directors, see “Narrative Disclosure to Director Compensation Table.”
(5)	Mr. Mehta joined the Board June 26, 2024.

For each director, the aggregate number of option awards outstanding at fiscal year-end for the fiscal year ended June 30, 2024 is set forth below. All amounts below are reflective of the Reverse Stock Split:

Name	Option Awards (#)
J. Kevin Buchi	37,798
Peter Francis	37,798
Kishen Mehta	0
Edward F. Smith	37,798

Narrative Disclosure to Director Compensation Table

Upon their appointment as executive officers and employees, Dr. Banks and Ms. Boston no longer receive annual fees with respect to their service on the Board.

The annual fees for the fiscal year ended June 30, 2024 paid to our non-employee directors were:

•	an annual cash retainer of $40,000;

•	an additional annual cash retainer of $15,000 to the chair of the Audit Committee;

•	an additional annual cash retainer of $10,000 to the chair of the Compensation Committee;

•	an additional annual cash retainer of $7,500 to the chair of the Nominating Committee;

•	an additional annual cash retainer of $7,500 to a non-chair member of the Audit Committee;

•	an additional annual cash retainer of $5,000 to a non-chair member of the Compensation Committee; and

•	an additional annual cash retainer of $4,000 to a non-chair member of the Nominating Committee.

In addition to the cash fees paid to our non-employee directors, the Board granted each of Messrs. Buchi, Francis and Smith thirty-five thousand (35,000) option awards (reflective of the Reverse Stock Split) on December 6, 2023. The option awards vest in three substantially equal installments on the day prior to each of the Company’s next three annual stockholder meetings occurring immediately following December 6, 2023. In addition, the Company makes a superannuation contribution on Mr. Francis’ behalf in the amount of $5,321.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board currently consists of six directors divided into three classes — Class I (Mr. Smith and Mr. Mehta), Class II (Mr. Buchi and Mr. Francis) and Class III (Dr. Banks and Ms. Boston) — with the directors in each class holding office for staggered terms of three years each or until their successors have been duly elected and qualified. Mr. Buchi’s and Mr. Francis’ terms expire at the Annual Meeting. Accordingly, two Class II directors will be elected at the Annual Meeting. The nominees for election as Class II directors are Mr. Buchi and Mr. Francis. The Class II directors will serve until our 2027 Annual Meeting of Stockholders and until his successor is elected and qualified. Assuming the nominees are elected, we will have six directors serving as follows:

Class I director: Edward Smith and Kishen Mehta	Terms expires at our 2026 annual meeting of stockholders.
Class II directors: J. Kevin Buchi and Peter Francis	Terms expire at our 2024 annual meeting of stockholders, and at our 2027 annual meeting after their re-election.
Class III directors: Dr. Jerel Banks and Megan Boston	Terms expire at our 2025 annual meeting of stockholders.

The accompanying proxy card grants the proxy holder the power to vote the proxy for a substitute nominee in the event that one of the nominees become unavailable to serve as a Class II director. Management presently has no knowledge that the nominees will refuse or be unable to serve as Class II directors for their prescribed terms.

Director Nominees: J. Kevin Buchi and Peter Francis

See above under “Our Management” for the biographical information of Mr. Buchi and Mr. Francis.

Required Vote

Directors are elected by a “plurality” of the shares voted. Plurality means that the nominees with the largest number of votes are elected, up to the maximum number of directors to be chosen (in this case, two directors). Stockholders can either vote “for” the nominees or withhold authority to vote for the nominees. However, shares that are withheld will have no effect on the outcome of the election of the directors. Abstentions and broker non-votes also will not have any effect on the outcome of the election of the directors.

Board Recommendation

Our Board Recommends a Vote “For” the Election of each of Mr. Buchi and Mr. Francis.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Accounting Firm

Our Audit Committee has selected Baker Tilly US, LLP (“Baker Tilly”), an independent registered public accounting firm, to audit our financial statements for our fiscal year ending June 30, 2025. Baker Tilly has served as our independent registered public accounting firm since November of 2020, and it does not have any financial interest of any kind in us except the professional relationship between auditor and client. A representative of Baker Tilly is expected to attend our Annual Meeting in person and will be afforded an opportunity to make a statement if he or she desires to do so, and in such case will be available to respond to appropriate questions by stockholders. Our Audit Committee is submitting its selection of Baker Tilly to our stockholders for ratification.

Audit Fees

The following table sets forth the aggregate fees billed to the Company for services during the fiscal years ended June 30, 2024 and 2023 by our independent registered public accounting firm, Baker Tilly:

Fee Category	2024	2023
Audit Fees(1)	$453,492	$316,440
Audit Related Fees(2)	—	—
Tax Fees(3)	36,147	28,860

Total	$489,639	$345,300

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements included in the Company’s Annual Report on Form 10-K and review of the interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees billed for assurance and related services rendered that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)

Tax Fees were billed for professional services including assistance with tax compliance and the preparation of tax returns, tax consultation services, assistance in connection with tax audits and tax advice related to mergers, acquisitions and dispositions.

Pre-Approval Policies

The Audit Committee, or a designated member thereof, pre-approves 100% of all audit, audit-related, tax and other services rendered by the independent registered public accounting firm to the Company or its subsidiaries.

Required Vote

This proposal requires the affirmative vote of a majority of the votes present and entitled to vote on the proposal. Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions will have the same effect as a vote “against” Proposal 2. In the event the stockholders do not approve this proposal, our Audit Committee will reconsider the appointment of Baker Tilly as our independent registered public accounting firm.

Board Recommendation

Our Board Recommends a Vote “For” the Ratification of the Appointment of our Independent Registered Public Accounting Firm.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

The Audit Committee reviews our financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee has reviewed and discussed the audited financial statements with management. In addition, the Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statements on Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, “Communications with Audit Committees.”

The Audit Committee has also received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence, and has discussed with them their independence, including whether their provision of other non-audit services to us is compatible with maintaining their independence.

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee meets with them, with and without management present to discuss the results of their examinations, the evaluation of our internal controls and the overall quality of our reporting.

Based upon the review and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the previous fiscal year for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
J. Kevin Buchi (Chairman)
Peter Francis
Edward Smith

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC (the “Dodd-Frank Act”)), the Company is providing its stockholders the opportunity to cast a non-binding, advisory vote on the compensation of its named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the named executive officers’ compensation. The Board recommended, and the stockholders approved at our 2021 annual meeting of stockholders, that such advisory vote would be conducted annually.

The Company’s named executive officer compensation program is designed to attract, reward and retain the caliber of officers needed to ensure the Company’s continued growth and profitability. We believe that our named executive officer compensation program is competitive within our industry and strongly aligned with the long-term interests of our stockholders. Our Compensation Committee regularly reviews our named executive officer compensation program to ensure that it achieves the desired goals of aligning our named executive officer compensation structure with our stockholders’ interests and current market practices.

For these reasons, the Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in its proxy statement for the 2024 Annual Meeting, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and narrative discussion thereto, is hereby APPROVED.”

Required Vote

As an advisory vote, this proposal is not binding upon the Company, our Board or our Compensation Committee. Notwithstanding the advisory nature of this vote, our Board and the Compensation Committee, which is responsible for designing and administering the Company’s named executive officer compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board at any time throughout the year. This proposal requires the affirmative vote of a majority of the votes present and entitled to vote on the proposal. Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions will have the same effect as a vote “against” Proposal 3.

Board Recommendation

Our Board Recommends a Vote, on an Advisory Basis, “For” the Say-on-Pay Vote.

PROPOSAL 4

APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF UP TO 5,000,000 SHARES OF PREFERRED STOCK

General

Our Board has approved, subject to stockholder approval, an amendment to our Certificate of Incorporation to authorize the issuance of 5,000,000 shares of preferred stock, par value $0.0001, and to make a corresponding change to the number of authorized shares of capital stock. The form of the proposed amendment is included in Appendix A attached to this Proxy Statement (the “Preferred Stock Amendment”). If the Preferred Stock Amendment is approved, we will also revise our Certificate of Incorporation to delete the outdated references to the Company’s reverse stock split that was completed on July 26, 2023.

We currently have a total of 160,000,000 shares of capital stock authorized under our Certificate of Incorporation, consisting of 160,000,000 shares of common stock and no shares of preferred stock. If this Proposal 4 is approved, we will amend the Certificate of Incorporation to authorize the issuance of up to 5,000,000 shares of preferred stock, and to increase the authorized shares of all classes of our capital stock from 160,000,000 to 165,000,000 shares.

Background and Purpose of the Proposal

Our Certificate of Incorporation currently does not authorize us to issue preferred stock. Upon filing with the Delaware Secretary of State, the Preferred Stock Amendment will authorize the Company to issue up to 5,000,000 shares of preferred stock. The Board will be authorized to fix the designations, rights, preferences, powers and limitations of each series of the preferred stock. We asked our stockholders to approve a substantially similar amendment at our 2021 Annual Meeting of Stockholders and our 2022 Annual Meeting of Stockholders. While the substantial majority of stockholders that voted on the prior proposals to authorize us to issue preferred stock voted “for” the proposals at each meeting, we did not obtain the approval of a majority of our outstanding shares of common stock, the threshold necessary to approve the amendment. Accordingly, we are again seeking stockholder approval of this Proposal 4 at the Annual Meeting.

If this Proposal 4 is approved, the preferred stock we will be authorized to issue will be “blank check” preferred stock. The term “blank check” preferred stock refers to stock which gives the board of directors of a corporation the flexibility to create one or more series of preferred stock, from time to time, and to determine the relative rights, preferences, powers and limitations of each series, including, without limitation: (i) the number of shares in each series; (ii) whether a series will bear dividends and whether dividends will be cumulative; (iii) the dividend rate and the dates of dividend payments; (iv) liquidation preferences and prices; (v) terms of redemption, including timing, rates and prices; (vi) conversion rights; (vii) any sinking fund requirements; (viii) any restrictions on the issuance of additional shares of any class or series; (ix) any voting rights; and (x) any other relative, participating, optional or other special rights, preferences, powers, qualifications, limitations or restrictions. Any issuances of Preferred Stock by the Company will need to be approved by the Board.

Effects of Preferred Stock Amendment on Current Stockholders

The shares of preferred stock to be authorized pursuant to the Preferred Stock Amendment could be issued, at the discretion of the Board, for any proper corporate purpose, without further action by the stockholders other than as may be required by applicable law. The Company does not currently have any plan or proposal to issue any shares of preferred stock. Existing stockholders do not have preemptive rights with respect to future issuance of preferred stock by the Company and their interest in the Company could be diluted by such issuance with respect to earnings per share, voting, liquidation rights and book and market value. The Board will have the power to issue the shares of preferred stock in one or more series with such preferences and voting rights as the

Board may fix in the resolution providing for the issuance of such shares. The issuance of shares of preferred stock could affect the relative rights of the Company’s shares of common stock. Depending upon the exact terms, limitations and relative rights and preferences, if any, of the shares of preferred stock as determined by the Board at the time of issuance, the holders of shares of preferred stock may be entitled to a higher dividend rate than that paid on the common stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of the Company, redemption rights, rights to convert their shares of preferred stock into shares of common stock, and voting rights which would tend to dilute the voting control of the Company by the holders of shares of common stock. Depending on the particular terms of any series of the preferred stock, holders thereof may have significant voting rights and the right to representation on the Company’s Board. In addition, the approval of the holders of shares of preferred stock, voting as a class or as a series, may be required for the taking of certain corporate actions, such as mergers.

Anti-Takeover Effects

The issuance of shares of preferred stock may have the effect of discouraging or thwarting persons seeking to take control of the Company through a tender offer, proxy fight or otherwise or seeking to bring about removal of incumbent management or a corporate transaction such as a merger. For example, the issuance of shares of preferred stock in a public or private sale, merger or in a similar transaction may, depending on the terms of the series of preferred stock dilute the interest of a party seeking to take over the Company. Further, the authorized preferred stock could be used by the Board for adoption of a stockholder rights plan or “poison pill.”

The Preferred Stock Amendment was not proposed in response to, or for the purpose of deterring, any current effort by a hostile bidder to obtain control of the Company or as an anti-takeover measure. It should be noted that any action taken by the Company to discourage an attempt to acquire control of the Company might result in stockholders not being able to participate in any possible premiums which might be obtained in the absence of anti-takeover provisions. Any transaction which may be so discouraged or avoided could be a transaction that the Company’s stockholders might consider to be in their best interests. However, the Board has a fiduciary duty to act in the best interests of the Company’s stockholders at all times.

Removal Reverse Stock Split Language

On July 26, 2023, the Company completed a 17-for-1 reverse stock split, which was effected by an amendment to Article IV of the Certificate of Incorporation. If this Proposal 4 is approved, we will amend and restated Article IV of the Certificate of Incorporation to effect the Preferred Stock Proposal and remove the outdated language in Article IV that was included to effect the Reverse Stock Split.

Timing of Proposed Amendment

If this Proposal 4 is approved by the stockholders, as soon as practicable after the Annual Meeting, we will file the Preferred Stock Amendment with the office of the Secretary of State of Delaware to implement the increase in the authorized number of shares of preferred stock and corresponding change to the number of authorized shares of capital stock. Upon approval and following such filing with the Secretary of State of Delaware, the Preferred Stock Amendment will become effective on the date it is filed.

Required Vote

The approval of the proposal to authorize the issuance of shares of preferred stock will require the affirmative vote of the holders of a majority of the shares of the Company’s outstanding common stock. Because the vote is based on the total number of shares outstanding rather than the votes cast at the Annual Meeting, your failure to vote on this Proposal 4 has the same effect as a vote against the proposal.

Board Recommendation:

Our Board Recommends a Vote For the Approval of Proposal 4.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K for the year ended June 30, 2024 is being made available to our stockholders along with this Proxy Statement.

OTHER MATTERS

We know of no other matters to be submitted at our Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board may recommend.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one Notice of Internet Availability of Proxy Materials or Proxy Statement and annual report is being delivered to stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Upon the written or oral request of a stockholder, we will deliver promptly a separate copy of the Notice of Internet Availability of Proxy Materials or the Proxy Statement and annual report to a stockholder at a shared address to which a single copy was delivered. Stockholders desiring to receive a separate copy now or in the future may contact us at our corporate offices located at 3940 Trust Way, Hayward, California 94545, or by telephone: (510) 780-0819.

Stockholders who share an address but are receiving multiple copies of the Notice of Internet Availability of Proxy Materials or the Proxy Statement and annual report may contact us through our corporate offices at 3940 Trust Way, Hayward, California 94545, or by telephone: (510) 780-0819 to request that a single copy be delivered.

By Order of the Board of Directors,

Dr. Jerel Banks
Chief Executive Officer

Hayward, California

    , 2024

Appendix A

Amendment if Proposal 4 is approved by the Stockholders at the Annual Meeting

If the Company’s stockholders approve Proposal 4 at the Annual Meeting, Article IV of the Company’s Amended and Restated Certificate of Incorporation, as amended, will be amended and restated in its entirety as follows:

The total number of shares of stock which the Corporation shall have authority to issue is one hundred sixty-five million (165,000,000) shares, of which 160 million (160,000,000) shares shall be Common Stock with a par value of $0.0001 per share, and five million (5,000,000) shares shall be Preferred Stock with a par value of $0.0001 per share.

A.

Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.

Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

A-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR the nominees in Proposal 1, and FOR Proposals 2, 3 and 4.

1. Election of Directors: Class II

	For	Withhold		For	Withhold
01 - J. Kevin Buchi			02 - Peter Francis

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2025.				3. Approval of the non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in the attached proxy statement.

4. Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to authorize 5,000,000 shares of preferred stock, par value $0.0001 per share, and to make a corresponding change to the number of authorized shares of capital stock.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The material is available at: www.edocumentview.com/BNTC

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of 2024 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting –      , 2024

Jerel A. Banks and Megan Boston, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Benitec Biopharma Inc. to be held on          , 2024 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees listed in Proposal 1, and FOR Proposals 2, 3, and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)